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                               Exhibit (a)(5)(i)

For immediate release
Wednesday 14th June, 2000



On Tuesday 13 June, 2000, Invensys Holdings plc, an indirect wholly owned subsidiary of Invensys plc. purchased through its agent Goldman Sachs International 55,087 of Baan Company N.V. on the Amsterdam Exchanges at an average price of (Euro) 2.85.


THE OFFER (THE "OFFER") FOR THE OUTSTANDING BAAN SHARES HAS NOT YET COMMENCED, AND THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. AT THE TIME A SUBSIDIARY OF INVENSYS COMMENCES THE OFFER, IT WILL FILE AN OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL FOR U.S. HOLDERS AND OTHER OFFER DOCUMENTS (THE "OFFER DOCUMENTS") WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC), THE AMSTERDAM EXCHANGES AND THE SER MERGER COUNCIL, AND BAAN WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE SEC. SHAREHOLDERS OF BAAN ARE STRONGLY ADVISED TO READ BOTH THE OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS MAY OBTAIN A FREE COPY OF THESE AND OTHER DOCUMENTS FILED BY THE INVENSYS SUBSIDIARY AND BAAN AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE MADE AVAILABLE TO SHAREHOLDERS OF BAAN AT NO EXPENSE TO THEM.